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                                                                   EXHIBIT 10.20



                           TRADEMARK LICENSE AGREEMENT

     This Agreement is made effective as of this 1st day of September, 1995 by and between Foremost Farms USA, Cooperative, a Wisconsin corporation with its principal place of business at Route 3, Baraboo, Wisconsin 53913 (hereinafter, "Licensor") and Southern Foods Group, L.P. organized under the laws of the State of Delaware, having a place of business at 3114 Haskell, Post Office Box 279000, Dallas, Texas 75227 (hereinafter "Licensee").

                               W I T N E S S E T H

     WHEREAS, Licensor represents and warrants that it is the owner of and has the right to license the trademarks identified in the registrations set forth in Exhibit A annexed hereto (hereinafter "Trademarks") on certain products;

     WHEREAS, Licensee is desirous of obtaining a license to use the Trademarks, under the terms and conditions hereinafter set forth, in connection with its marketing and selling of certain dairy products and related goods; and

     WHEREAS, Licensor is willing, under the terms and conditions hereinafter set forth, to have Licensee use the Trademark;

     NOW THEREFORE, in consideration of the mutual agreements, promises and undertakings hereinafter set forth, Licensor and Licensee agree as follows:


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SECTION 1. GRANT OF LICENSE.

     (a) Licensor hereby grants to Licensee, during the term of this Agreement and any extension thereof only, a nonassignable (except as otherwise set forth at Section 17 herein) exclusive right and license, subject to the terms and conditions hereinafter set forth, to use the Trademarks in connection with the production, packaging, sales distribution and advertising of the products listed on Exhibit B ("Licensed Products") in the territories listed on Exhibit B ("Licensed Territories") attached hereto and incorporated herein. The license granted pursuant to this Section 1 is limited to the sale and distribution of Licensed Products to consumers located in the Licensed Territories.

     (b) Licensor agrees not to license any other person or entity to use the Trademarks in the Licensed Territories for the Licensed Products or to use the Trademarks to sell or distribute the Licensed Products to consumers located in the Licensed Territories during the Licensed Term or any extension thereof during which an exclusive license for such Trademarks is outstanding in favor of Licensee. Notwithstanding anything herein to the contrary, if Licensee shall abandon or cease using the Trademarks on all Licensed Products in a category for one year in any State of the Licensed Territory and has not provided to Licensor notification within that period of an intention to reintroduce at least some of the Licensed Products in that category within ninety (90) days thereafter and in fact does not reintroduce those Licensed Products within such ninety (90) day period, Licensor shall have the right directly or indirectly to use, or to license others to use, the



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Trademarks for that category of Licensed Products in any such State, provided that Licensor shall notify Licensee in writing that it is using, or entering into a license for such product prior to commencement of such use or license. For the purposes of this Agreement, the categories of Licensed Products are Licensed Cultured Diary Products, Licensed Frozen Desserts and Licensed Fluid Milk Products; such categories are further identified on Exhibit B.

     (c) Licensee shall have a period of twelve (12) months from the date hereof to commence use of the Trademarks on the Licensed Products in the States of Mississippi and Alabama. Failure to commence use of the Trademarks in either of these two states within the time permitted shall terminate any and all rights of License with respect to the use of the Trademarks in the state where the use has not commenced.

     (d) Licensee shall have a period of two (2) years from the date hereof to commence use of the Trademarks on the Licensed Products in the Option Territories set forth in Exhibit B. Failure to commence use of the Trademarks on the Licensed Products in any county included in the Option Territories within the time permitted shall terminate any and all rights of the License with respect to use of the Trademarks on Licensed Products in such county in the Option Territories. In consideration for the option rights, Licensee will pay Licensor One Thousand Five Hundred Dollars ($1,500.00) ("the Option Fee") on or before August 31, 1995. If Licensee exercises its option within the two (2) year period, this License shall be extended to the Option Territories for the

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Licensed Products and Licensee shall pay Licensor as provided in Section 6 hereof.


SECTION 2. PULL AUTHORITY OF PARTIES.

     Licensor and Licensee each represents that it has the right and power to enter into this Agreement and to perform all obligations hereunder.


SECTION 3. USE BY OTHER LICENSEES.

     Licensor shall use its best efforts to ensure that no other -third party, which is a licensee of Licensor, distributes or otherwise sells Licensed Products bearing the Trademarks in the Licensed Territories.

SECTION 4. LICENSEE WARRANTY.

     Licensee warrants and guarantees that during the Licensed Term and any extension thereof,


          (i) all Licensed Products using the Trademarks shall be produced, packaged, sold and distributed strictly in accordance with acceptable, reasonable commercial standards and conform to applicable federal and state law, including, without limitation, United States Food & Drug Administration regulations and food manufacturing practices; and

          (ii) be free of impurities and defects so as to be in compliance with applicable law and regulations and be


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     fit for their intended purpose while possessed or held by Licensee.

SECTION 5. QUALITY OF GOODS AND INSPECTION.

     Licensor shall have the right to inspect and test all Licensed Products using the Trademarks advertised, sold and distributed and all literature, package and label materials (hereinafter "Materials") therefor. Licensee agrees that the quality of all the Licensed Products to be advertised, sold and distributed using the Trademark will be maintained in compliance with all applicable Federal and State food and drug regulations. Licensor shall have the right, during normal business hours and upon reasonable notice, to inspect the premises where processing and packaging of the Licensed Products is conducted and to spot check and test any of the Licensed Products, and to take any other action which is reasonably necessary or proper to assure Licensor that the applicable quality standards described at Section 4 herein are being followed in all material respects. Licensee shall, upon reasonable written request, and at least upon introduction, submit to Licensor samples of all Licensed Products sold or distributed using the Trademarks so that Licensor can assure itself that the standards required to be maintained for the Licensed Products under the terms of this Agreement are being maintained. Licensee shall, upon reasonable written request by Licensor, submit to Licensor samples of all the Materials using the Trademarks so that Licensor can assure itself that the standards required to be maintained for the Materials under the terms of this Agreement are being


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maintained. Any such Materials shall be deemed approved if Licensor fails to respond to Licensee within fifteen (15) days of its receipt of a sample. In the event of any modification of the Licensed Products or Materials, Licensee agrees to advise Licensor and upon the written request of Licensor, Licensee shall furnish samples of each of such modified Licensed Products and Materials prior to or coincidental with the distribution of such modified Licensed Products or Materials.

     Licensee shall, at least once annually on each anniversary of this Agreement, at Licensee's expense, submit to Licensor the report of an independent certified laboratory mutually agreeable to the parties. Should Licensor reasonably determine that the quality of the Licensed Products or Materials or the manner of use of the Trademarks do not meet the standards set forth in Section 4, Licensor will notify Licensee of its objections in writing. Licensee will have sixty (60) days from the date of its receipt of such notification to institute modifications and resubmit to Licensor for approval, which will not be unreasonably withheld. In the event that Licensor must conduct quality control inspection in subsequent years, Licensee shall pay a Quality Control charge in each such year of Two Thousand Dollars ($2,000.00).


SECTION 6. ROYALTIES FEES.

     (a) The consideration to be paid by Licensee to Licensor for the Licensed Products is (i) a minimum annual royalty of Eleven Thousand Two Hundred Fifty Dollars ($11,250.00) for the first year of this Agreement, (ii) a minimum annual royalty of Fifteen


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Thousand Dollars ($15,000.00) for the second year of this Agreement, (iii) a minimum annual royalty of Eighteen Thousand Dollars ($18,000.00) for years three
(3) and four (4) of this Agreement, and (iv) a minimum annual royalty of Twenty Five Thousand Dollars ($25,000.00) for the fifth (5th) year of this Agreement and for the remainder of the initial term, i.e. September 1, 2000 through August 31, 2024. Beginning September 1, 1995, Licensee shall pay to Licensor one-quarter of one-cent (1/4 cents) per gallon of the Licensed Fluid Milk Products using the Trademarks sold in the Licensed Territories and one and one-half cents (1 1/2 cents) per gallon of Licensed Frozen Dessert Products and Licensed Cultured Dairy Products using the Trademarks sold in the Licensed Territories. For the purpose of this Section 6(a), thirty-six, 3 1/2 oz. novelties equals one gallon and one pound equals one pint. The minimum annual royalties provided for in this Section 6(a) shall be credited against anal earned royalties accrued during each year. Earned royalties shall accrue from and after September 1, 1995 and shall become due and payable on or before the last day of the second calendar month after the end of each calendar quarter as provided below. The per gallon royalty shall be adjusted after the fifth year and each fifth year (each such fifth year hereinafter called an "Index Year") thereafter including each year during any renewal term by multiplying the per gallon royalty by a royalty multiplier. The royalty multiplier shall be one hundred percent (100%) for earned royalties accrued in the period from September 1, 1995 through August 31, 2000. The royalty multiplier for Earned Royalties accrued during the Index


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Year beginning September 1, 2000 and ending august 31, 2001 shall be the sum of the previous Index Year's royalty multiplier and the twelve month index change (either positive or negative) as reported in the previous Index Year's January issue of the Consumer Price Index, U. S. Department of Labor in the column designated "'Unadjusted' percent change in CPI for all urban consumers" for the expenditure category identified "All Items"; provided, however, that the royalty multiplier shall be in no event be less than one hundred percent (100%) Licensee shall render to Licensor a written report within two (2) months following the end of each calendar quarter during the initial Licensed Term or extended Licensed Term of this Agreement, stating the total number of Licensed Products sold during the preceding quarter and after August 31, 1996, the earned royalty due. The royalties payable to Licensor hereunder shall accompany each such report in the form of a check drawn on a United States bank in U.S. dollars.

     (b) Licensee shall pay Licensor a one-time fee as reimbursement for the expenses, costs and fees expended by Licensor in association with the preparation and consummation of this Agreement, in an amount equal to Nine Thousand Five Hundred Dollars ($9,500.00), said amount to be paid to Licensor upon full execution of this Agreement along with the first year minimum annual royalty payment provided for in Section 6(a), and the option Fee for the Option Territories.



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SECTION 7. CONFIDENTIALITY.

     The information furnished by either party hereto, with the exception of information previously disclosed to the public by the disclosing party, shall be considered confidential and shall not be disclosed to third parties except to the extent that such information as a whole

          (a) was in the possession of or known to the receiving party prior to the disclosure thereof,

          (b) is or becomes public knowledge by means other than a breach of confidentiality by the receiving party,

          (c) is thereafter received by the receiving party from a third party who did not require the receiving party to keep it in confidence and who the receiving party did not know to be bound by a confidentiality agreement with or other obligation of secrecy to the non-disclosing party, or

          (d) is required by the receiving party to be disclosed to appropriate governmental and regulatory authorities. Such confidential information shall not be unnecessarily communicated within either party's own operation and shall be used by the receiving party only in connection with the production and processing of Licensed Products sold or distributed using the Trademarks. This obligation of confidentiality shall survive the termination of this Agreement for any reason.



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SECTION 8. INDEMNITY.

     Licensor does not assume any liability to Licensee or third parties with respect to the Licensed Products manufactured, distributed or sold by Licensee under the Trademarks, and Licensee will indemnify and hold harmless Licensor against all losses, damages, costs, including reasonable attorneys' fees and costs, fines and penalties, incurred through claims (other than claims based on Licensee's use of the Trademarks pursuant to and in compliance with this Agreement) of third persons, including any governmental authority or agency, against Licensor involving the processing, distribution or sale of the Licensed Products by Licensee or any subsidiaries, parents, affiliates, partners or other persons or entities controlled by, or in control of, Licensee. If any claim is made against Licensor or its successors or assigns, by reason of any act or omission of Licensee, its subsidiaries, parents, affiliates, officers, directors, agents, servants or employees, connected with the use of the Trademarks (other than Licensee's use thereof pursuant to and in compliance with this Agreement), Licensee agrees to indemnify and hold harmless Licensor and its successors and assigns from any such claims and from any expenses incident thereto.


SECTION 9. INSURANCE.

     Licensee agrees that it will maintain throughout the Licensed Term of this Agreement, and any extension or renewal thereof, at its expense, comprehensive general liability insurance, including product liability insurance on an occurrence basis, from an


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insurance company reasonably satisfactory to Licensor, in a minimum amount of
Two Million Dollars ($2,000,000) combined single limit for each single occurrence, for bodily injury and property damage, which policy shall designate Licensor as an additional insured therein, and shall be endorsed to provide contractual liability insurance in the amount specified above, specifically covering Licensee's obligation to indemnify Licensor pursuant to Section 8 herein. A certificate of insurance for such coverage shall be delivered to Licensor prior to the distribution of any Licensed Products under the Trademarks, which certificate shall specify that Licensor shall be given at least thirty (30) days prior written notice by the insurer in the event of any material modification, cancellation or termination of coverage.


SECTION 10. FORCE MAJEURE.

     Except for the obligation of Licensee to pay royalties which accrued to Licensor prior to the occurrence of an act of force majeure as described below and which become payable during such occurrence, neither party to this Agreement shall be held liable for failure to comply with any of the terms of this Agreement, nor shall any such failure be deemed a default or give rise to a right to terminate this agreement, when such failure has been caused by an act of force majeure such as a fire, labor dispute, strike, war, insurrection, government restrictions, or act of God beyond the control and without fault on the part of the party involved, provided such party uses due diligence to remedy such default. However, if such failure to comply continues for more than sixty


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(60) days after cessation of the reason for such failure, unless the party in default has, within said 60-day period, or such longer period as may be necessary, taken such action as may be necessary to remedy such default, the non-defaulting party shall have the right to terminate this Agreement, and in the event of such termination neither party shall have any further rights or obligations hereunder, except for the obligations of Licensee set forth in Sections 7, 8, and 13 hereof and the obligations of Licensee to pay any royalty installment due Licensor for the year that such termination takes place.


SECTION 11. INITIAL TERM/RENEWAL.

     Unless terminated earlier pursuant to the provisions of Section 12, the initial term of this Agreement ("Licensed Term") shall be for a period of twenty-five (25) years, commencing at 12:00 a.m. Pacific standard time on September 1, 1995 and terminating at 11:59 Pacific standard time on August 31, 2224. Licensee shall have the right to renew and extend the Licensed Term for like twenty-five (25) year periods for any or all of the following product categories of the Licensed Products, provided (a) that Licensee is not in default or breach of any of the terms of this Agreement for which a cure is not being diligently pursued, (b) that an event of termination as set forth in
Section 12 below has not occurred, (c) that during the immediately preceding five (5) year period, Licensee sold in the Licensed Territories those categories renewed by Licensee in excess of 500,000 gallons of Licensed Frozen Dessert Products, 1.5 million gallons of


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Cultured Dairy Products and 4 million gallons of Licensed Fluid Milk Products, and (d) that at least eight (8) percent of such sales required in subparagraph
(c) occurred during the last year of the Licensed Term. During the Licensed Term, commencing on August 31, 1996 and annually thereafter, Licensee shall provide to Licensor within sixty (60) days after the end of each calendar year a written report setting forth in detail the quantity of each Licensed Product sold using any of the Trademarks for the immediately preceding anniversary year of this Agreement.

     Licensee shall provide to Licensor in writing its intent to renew at least one (1) year prior to the expiration of the Licensed Term. All terms and conditions of this Agreement shall continue without change in any such extension or renewal period. In the event Licensee fails to submit to Licensor timely written notice of its intent to renew as provided for herein, Licensor shall provide Licensee with written notice of Licensee's failure to seek renewal, from which notice Licensee shall have sixty (60) days thereafter to effect its notice to renew as provided for herein.


SECTION 12. TERMINATION.

     (a) Except as otherwise provided herein, this Agreement shall remain in full force and effect during the Licensed Term and any extension or renewal thereof subject to the provisions set forth in subparagraphs (i) - (v) below:

          (i) If Licensee makes any assignment of substantially all of its property, assets or business for the benefit of creditors, or if a trustee or receiver is


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     appointed to administer or conduct its business or affairs, or if it is adjudged in any legal proceeding to be either a voluntary or involuntary bankrupt, or if a voluntary or involuntary petition is filed by or against Licensee under any bankruptcy or insolvency law or under the reorganization provisions of any law of like import, or a receiver of Licensee or of Licensee's property is appointed, then the rights granted herein shall forthwith cease and terminate without prior notice or legal action by Licensor, provided, however, in the event of an involuntary petition being filed, Licensee shall have ninety (90) days to discharge said petition;

          (ii) Should Licensee materially fail to comply with any other provision of this Agreement, Licensor may terminate this Agreement upon not less than thirty (30) days written notice to Licensee; but, if the Licensee shall correct such default during such thirty (30) day period, or shall begin to take and diligently pursue all action reasonably necessary to correct such failure during such thirty (30) day period and thereafter until the failure has been corrected, the notice of termination shall be of no further force or effect. If Licensee should fail to comply in a material way with any of its obligations three or more times in any consecutive twelve (12) month period, such repeated failures shall collectively in and of themselves be a failure to comply


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     in a material way with an obligation hereunder, regardless of the correction of such failures;

          (iii) Licensor may terminate this Agreement upon not less than fifteen
     (15) days written notice to Licensee if any Licensed Product using the Trademarks shall be recalled or withdrawn from the market, provided, however, if the Licensee shall correct such defect during such fifteen
     (15) day period, or shall begin to take and diligently pursue all action reasonably necessary to correct such defect during such fifteen (15) day period and thereafter until the defect has been corrected, the notice of termination shall be of no further force or effect;

          (iv) Licensor may terminate the license provided for in this Agreement as to a particular State of the Licensed Territories effective upon Licensee's receipt of notice if Licensee shall abandon or cease using the Trademarks for one year in any State in the Licensed Territory as provided in Section 1(b) hereof.






     [Balance of Page Left Blank Intentionally]


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     (b) Licensee agrees that, upon termination of this Agreement, whether by reason of its failure to extend or renew pursuant to Section 11 or for any other reason, Licensee will no longer use in any manner whatsoever any of the Trademarks, or any variations thereof, as part of its name or otherwise, or use any trademark, trade name, word, symbol, label, design, package, display, or slogan confusingly similar to any of the Trademarks. However, Licensee shall have ninety (90) days thereafter to dispose of any existing packaging or finished goods inventory using the Trademarks.


SECTION 13. USE OF TRADEMARKS.

     Licensee undertakes to comply with all laws pertaining to trademarks in force in the United States including the use of proper notices to indicate that the Trademarks are registered in the United States Patent and Trademark Office. Licensee agrees that all manner of use by Licensee of the Trademarks, including, without limitation, all advertising, promotional programs, sales brochures, business cards, stationary and telephone directory listings, shall at all times be subject to review by Licensor. Licensee further agrees that it will cause to appear on labels, packages or other required places any statements, notices or matters which may be required to appear under any applicable law, regulation or rule, and that any and all use by Licensee of the Trademarks shall be in accordance with all applicable laws, regulations and rules. Licensee shall cause to appear in the upper right hand corner next to at least the most prominent use of any of


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the Trademarks the symbol "(R)" when used on packages and, when appropriate, on other uses indicating that the Trademark has been registered in the United States Patent and Trademark Office. Licensee shall preserve the appearance of the Trademarks consistent with the registrations of Exhibit A wherever and whenever they are used. Licensee agrees not to manufacture, produce or sell any Licensed Products under any trademark, trade name, word, symbol, label, design, package, display or slogan that is confusingly similar to any of the Trademarks. Licensor acknowledges that Licensee manufactures, produces and sells the same or similar products under private label and other labels. Licensor represents that it is the owner of the Trademarks and each of the registrations of Exhibit A and it is not aware of any valid liens existing against the Trademarks or of any infringers thereof.


SECTION 14. OWNERSHIP OF TRADEMARKS.

     Nothing contained in this Agreement shall be deemed in any way to confer on Licensee any proprietary interest in any of the Trademarks. Licensor represents and warrants that it owns and holds the exclusive right, title and interest in and to the Trademarks and the rights to use thereof. Licensee acknowledges Licensor's exclusive right, title and interest in and to the Trademarks and the rights to use the Trademarks subject to the rights granted to Licensee herein and Licensee agrees not at any time to do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such rights, title or interest during the Licensed Term or thereafter. In


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connection with the use of the Trademarks, Licensee shall not in any manner represent that it has any ownership in the Trademarks or registration thereof, and Licensee acknowledges that use of the Trademarks shall not create in Licensee's favor any right, title or interest in or to the Trademarks other than Licensee's rights to use them in accordance with this Agreement, but all uses of the Trademarks by the Licensee shall inure to the benefit of Licensor. Except as provided in Section 12, upon termination of this Agreement, Licensee will cease and desist from all use of the Trademarks and Materials using the Trademarks in any way, and will deliver to the Licensor, or its duly authorized representatives, all such materials and papers upon which the Trademarks are used.


SECTION 15. MAINTENANCE OF TRADEMARK.

     Licensor will maintain and renew at its cost the Trademark registrations of Exhibit A during the term of this Agreement. Licensee agrees, at the request of Licensor and without additional cost to Licensee, to execute any and all documents and provide such other assistance as may be reasonably necessary or desirable in connection with the registration and maintenance of the Trademarks.


SECTION 16. INFRINGEMENT.

     Licensee understands and agrees that Licensor shall not have any obligation to police any area where Licensee sells Licensed Products using the Trademarks against the infringements by others of any of the Trademarks. However, upon learning of an apparent


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infringement situation, Licensee agrees to notify Licensor in writing of the name and address, and to furnish such other pertinent information as may be reasonably available, of any third party who may be infringing or otherwise violating any of Licensor's rights in and to any of the Trademarks, or of any third party who makes a claim that use of any of the Trademarks infringes upon or otherwise violates any property or rights of any nature of said third party. Licensor shall notify Licensee promptly in writing of the name and address, and to furnish such other pertinent information as may be available, of any third party who may be infringing or otherwise violating any of Licensor's rights in and to any of the Trademarks in the Licensed Territories. Licensor shall have the sole right to determine whether or not any action shall be undertaken on account of such apparent infringement and Licensee agrees to cooperate with Licensor, at Licensor's expense, in all reasonable respects in any action which Licensor, at its sole discretion, deems advisable or necessary to protect Licensor's rights in the Trademarks or in the defense of a claim by a third party that use of any of the Trademarks infringes upon or otherwise violates any property rights of any nature of said third party. In the event that Licensee learns of any direct infringement of the Trademarks in the Licensed Territories by the sale of any of the licensed Products by a third party, other than one under Section 3, and such third party has infringing sales in excess of two (2%) percent of those of Licensee in the particular State which is part of the Licensed Territories, Licensor agrees to take such action as is necessary to eliminate the infringement or


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delegate the same, at Licensor's sole discretion, to Licensee to pursue at
Licensee's expense. The result of any such action or inaction by Licensor shall not relieve Licensee of its obligations hereunder, unless such resolution precludes the use of the Trademarks in connection with the Licensed Products, in which event Licensee shall have the option to terminate this Agreement, provided that any such termination will not affect any remedies among the parties at law or in equity. Nothing in this Section 16 shall relieve Licensor of the obligations under Section 3 of this Agreement.

SECTION 17. ASSIGNMENT.

     Licensee acknowledges and agrees that this Agreement is personal to Licensee and that Licensee may not assign this Agreement without the prior written consent of Licensor, and any such attempted assignment shall be void and of no effect except that Licensee may assign this Agreement:

          (i) to a wholly owned affiliate provided that Licensee agrees to guarantee the obligations of the wholly owned affiliate;

          (ii) to a financially viable transferee with a net worth of no less than five million dollars ($5,000,000.00), as long as such transferee agrees to be bound by the terms of this Agreement, including without limitation the quality control standards, in which event Licensee shall be discharged of its obligations hereunder. A change in control or ownership, including

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     but not limited to the transfer of fifty percent (50%) or more of the voting rights of all securities of Licensee, shall be deemed an assignment hereunder. Licensee shall not have the right to sublicense any of the rights herein granted to Licensee by Licensor except to one or more wholly owned subsidiaries of Licensee for which Licensee agrees to guarantee the obligations thereof, provided however Licensee may cause the Licensed Products to be produced for Licensee by others and may cause the distribution of the Licensed Products by others. This Agreement may be assigned by Licensor at any time without the approval of Licensee. Licensor agrees to provide Licensee with reasonable advance notice of its intent to assign, but any such failure of Licensor to notify Licensee shall be of no effect. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns.


SECTION 18. NO JOINT VENTURE.

     It is not the intention of the parties to create a partnership, joint venture, principal-agent or other relationship for any purpose whatsoever. Neither party is authorized to or has the power to obligate or bind the other party in any manner whatsoever, except as may be expressly provided herein.


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SECTION 19. REMEDIES.

     In the event Licensee or Licensor breaches or otherwise defaults under the terms of this Agreement, the non-defaulting party shall be entitled to any and all remedies provided at law or in equity, including but not limited to, injunctive relief.


SECTION 20. RESERVATION OF USE.

     During the term of this Agreement and any extension or renewal thereof, Licensor and its wholly owned subsidiaries may use any of the Trademarks in the Licensed Territories in connection with any products other than the Licensed Products.


SECTION 21. ENTIRE AGREEMENT.

     This Agreement may be amended only by a writing duly executed by each party in the same manner as this Agreement is executed. This Agreement contains and embodies the entire agreement and understanding of the parties hereto and supersedes any and all agreements as to the Trademarks entered into between the parties prior to or as of this date.


SECTION 22. WAIVER OF BREACH.

     The failure of any party to object to, or to enforce a cure of, any breach of or non-compliance with any provision or condition of this Agreement, shall not operate or be construed as a lapse of, or tacit agreement to remove or reform, any obligation hereunder, or as a waiver of any right or remedy on occurrence of any other breach of or noncompliance with the same provision or condition, or


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as a waiver of any right or remedy with respect to any other provision or condition of this Agreement.


SECTION 23. SEVERABILITY.

     If any provision, or portion of any provision, of this Agreement should be determined by any court or tribunal of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, and such determination should become final, then such provision or portion shall be deemed to be severed or limited, but only to the extent required to render such provision, or portion of such provision, and the remaining provisions of this Agreement, enforceable, and this Agreement, as thus amended, shall be enforced to give effect to the intention of the parties hereto insofar as that is possible.


SECTION 24. NOTICES.

     All notices pursuant to this Agreement shall be in writing and delivered personally or sent by overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, as follows:




     If to Licensee:                          Southern Foods Group, L.P.
                                              3114 Haskell
                                              Post Office Box 2790009
                                              Dallas, Texas 75227
                                              Attention: Jerry Frie


     If to Licensor:                          Foremost Farms USA, Cooperative
                                              Route 3
                                              Baraboo, Wisconsin 53913
                                              Attention: President

     Any notice delivered personally shall be deemed to have been given on the date it is so delivered, and any notice delivered by overnight delivery service or registered or certified mail shall be deemed to have been given on the date it is received. Either party, by notice in writing delivered or mailed to the other, may change the name or address or both to which future notices to such party shall be delivered.


SECTION 25. APPLICABLE LAW.

     This Agreement shall be governed by and interpreted in accordance with the laws of the State of Wisconsin except to the extent such laws are preempted or made inapplicable by federal law, in which event, the laws of the United States of America will apply.


SECTION 26. PRIOR AGREEMENTS.

     This Agreement shall replace and supersede any and all prior agreements, written or oral, relating in any way to the Trademarks.






     [Remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and their seals to be affixed as of the day and year first above written.

                                              SOUTHERN FOODS GROUP, L.P.

                                              By: SFG Management Limited
                                              Liability Company, its general
                                                  partner


                                              By: /s/ PETE SCHENKEL
                                                 -------------------------------

                                              Print Name:  Pete Schenkel
                                                         -----------------------
                                              Title:  President and Chief
                                                      Executive Officer




                                              FOREMOST FARMS USA, COOPERATIVE


                                              By: /s/ DONALD C. STORHOFF
                                                 -------------------------------

                                              Print Name: Donald C. Storhoff
                                                         -----------------------
                                              Title:    President
                                                     ---------------------------

                                    EXHIBIT A

                              TRADEMARKS REGISTERED

 "F" with label design                                  U.S. Reg. No.     778,823
 FOREMOST and "f" design                               U.S. Reg. No.     733,504
 FOREMOST (Script Style Lettering)                      U.S. Reg. No.   1,277,222
 FOREMOST (Block Style Lettering)                       U.S. Reg. No.     601,918
 FOREMOST                                               U.S. Reg. No.     301,356
 FOREMOST and "f" design                               U.S. Reg. No.     797,554
 "f" FOREMOST and design                                U.S. Reg. No.   1,614,047
 FOREMOST "f" and design                                U.S. Reg. No.   1,745,931


                                    EXHIBIT B

                              LICENSED TERRITORIES

      The States of Texas, Louisiana, Arkansas, Oklahoma, Mississippi, and Alabama.


                               OPTION TERRITORIES


     The following counties in the State of Florida:

          Escambia                                     Jackson
          Santa Rosa                                   Calhoun
          Okaloosa                                     Gulf
          Walton                                       Liberty
          Holmes                                       Franklin
          Washington                                   Wakulla
          Bay                                          Leon

                        LICENSED CULTURED DAIRY PRODUCTS


     Cultured Dairy Products including sour cream, light sour cream, non-fat sour cream, yogurt, cottage cheese, yogurt dips, sour cream dips, creamers, non-dairy creamers


                        LICENSED FROZEN DESSERT PRODUCTS

     Frozen Desserts including ice cream, ice milk, sherbet, ice cream novelties, frozen novelties, frozen juice products, light products, non-fat products, non-dairy novelties, soft serve mix, water, ice products and products consisting principally of any of the above.


                          LICENSED FLUID MILK PRODUCTS

     Fluid Milk Products including HVD milk, UHT milk, low fat milk, skim milk (all include chocolate), juices, juice drinks and flavored drinks


All definitions of Licensed Products are limited to those products set forth and for which Licensor has approved or in the future approves product specifications and formulas. Licensor shall not unreasonably withhold approval of added products which related or otherwise conform to a particular category.